Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2018, relating to the consolidated financial statements of Aquinox Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Aquinox Pharmaceuticals, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

March 12, 2018

Vancouver, Canada